Ex. 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

AXIM BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1:  Newly Registered Securities

Security Type	Security Class Table	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share (Reserved for issuance under the Axim Biotechnologies, Inc. 2015 Stock Incentive Plan)	Rule 457(c) and Rule 457(h)	40,000,000	$1.00	$40,000,000	$0.0000927	$3,708.00
Total Offering Amounts					$40,000,000		--
Total Fees Previously Paid							--
Total Fee Offsets							--
Net Fee Due							$3,708.00

(1) Represents shares of common stock issuable pursuant to awards under the Axim Biotechnologies, Inc. 2015 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416 under This Registration Statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction of or by the registrant that results in an increase in the number of the registrant’s outstanding shares of common stock or shares issuable pursuant to awards granted under the Plan.

(2) Estimated in accordance with Rule 457(c) and 457(h) promulgated under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Common Stock reported on OTCMarkets.com on June 10, 2022.